Ex. 99.1

Krispy Kreme Contact:
Brian K. Little
336-726-8825
blittle@KrispyKreme.com

FOR IMMEDIATE RELEASE

KRISPY KREME ANNOUNCES RESULTS FOR THE FOURTH QUARTER
AND FISCAL YEAR ENDED FEBRUARY 3, 2008

Winston-Salem, NC – April 17, 2008 – Krispy Kreme Doughnuts, Inc. (NYSE:KKD) today reported financial results for the fourth quarter and fiscal year ended February 3, 2008 (“fiscal 2008”), and filed with the Securities and Exchange Commission its Annual Report on Form 10-K.  The Annual Report is available at www.sec.gov.

The Company’s fiscal year ends on the Sunday closest to January 31, which periodically results in a 53-week year.  The fourth quarter and fiscal year ended February 3, 2008 contained 14 weeks and 53 weeks, respectively, compared to the fourth quarter and fiscal year ended January 28, 2007, which contained 13 weeks and 52 weeks, respectively.

Fourth quarter systemwide sales (excluding the 14th week in the fourth quarter of fiscal 2008) increased 2.3% from the fourth quarter of last year.  The growth in systemwide sales in the quarter was entirely attributable to growth in sales by international franchisees; the domestic component of systemwide sales fell in the fourth quarter compared to the fourth quarter last year, principally due to store closures.  For the year, systemwide sales (measured on a 52-week basis) decreased 0.9% compared to fiscal 2007.

During the fourth quarter of fiscal 2008, 32 new Krispy Kreme stores, comprised of 13 factory stores and 19 satellites, were opened systemwide, and 6 stores, comprised of 5 factory stores and 1 satellite, were closed systemwide.  This brings the total number of stores systemwide at the end of fiscal 2008 to 449, consisting of 295 factory stores and 154 satellites.  Approximately 75% of these stores are operated by franchisees, and almost half are located outside the United States.

Revenues for the fourth quarter decreased to $110.9 million from $112.2 million in the fourth quarter last year.  Excluding revenues for the 14th week, revenues for the fourth quarter of fiscal 2008 decreased 8.2% to $102.9 million.  The decline in revenues reflects an 11.1% decrease in Company Stores revenues to $70.4 million and a 5.2% decrease in KK Supply Chain revenues to $25.8 million, partially offset by a 17.0% increase in Franchise revenues to $6.7 million.

The net loss for the fourth quarter was $31.8 million, or $0.50 per share, compared to a net loss of $24.4 million, or $0.39 per share, in the fourth quarter last year.  The fourth quarters of fiscal 2008 and 2007 reflect impairment charges and lease termination costs of approximately $27.6 million ($0.43 per share) and $6.0 million ($0.10 per share), respectively, most of which are non-cash and relate to the Company Stores segment.  In addition, results for the fourth quarter of fiscal 2008 include a charge of $3.0 million for estimated payments under the Company’s guarantees of a portion of certain debt and leases of a franchisee in which it owns an interest.  Results for the fourth quarter last year reflect charges of approximately $17.3 million (almost all of which were non-cash) related to the settlement of litigation.

For fiscal 2008, revenues decreased to $429.3 million from $461.2 million in fiscal 2007.  Excluding revenues for the 53rd week, revenues for fiscal 2008 decreased 8.6% to $421.3 million.  The decline in revenues reflects an 8.4% decrease in Company Stores revenues to $298.9 million and a 12.3% decrease in KK Supply Chain revenues $99.9 million, partially offset by a 6.8% increase in Franchise revenues to $22.5 million.

The net loss for fiscal 2008 was $67.1 million, or $1.05 per share, compared with a net loss of $42.2 million, or $0.68 per share, in fiscal 2007.  Impairment charges and lease termination costs were $62.1 million ($0.97 per share) and $12.5 million ($0.20 per share) in fiscal 2008 and 2007, respectively.  Of the total charges and costs in fiscal 2008 and 2007, most of which were non-cash, $56.0 and $9.4 million, respectively, relate to the long-lived assets and $4.6 million and $1.1 million, respectively, relate to goodwill, in each case associated principally with the Company Stores segment.  In addition, fiscal 2008 results reflect an impairment charge of approximately $10.4 million related to the Company’s manufacturing and distribution facility in Effingham, Illinois, which the Company divested during the year, a charge of $3.0 million for estimated payments under the Company’s guarantees of a portion of certain debt and leases of a franchisee in which it owns an interest, and a charge of $9.6 million (of which $5.5 million was non-cash) resulting from the refinancing of indebtedness.  Fiscal 2008 results include a non-cash credit of $14.9 million and fiscal 2007 results included a non-cash charge of $16.0 million related to changes in the value of common stock and warrants issued in March 2007 in connection with the settlement of litigation.

In addition to announcing financial results, the Company also announced that it had remediated all of the material weaknesses in its internal control over financial reporting identified as of January 28, 2007, and maintained effective internal control over financial reporting as of February 3, 2008.

As of February 3, 2008, the Company’s consolidated balance sheet reflects cash and indebtedness of approximately $25 million and $77 million, respectively.  During fiscal 2008, the Company prepaid approximately $32.8 million of the principal balance of the $110 million term loan entered into in February 2007.   Subsequent to year end, the Company and its lenders executed amendments to the Company’s secured credit facilities which, among other things, relax certain financial covenants contained therein.  Those covenants previously were scheduled to become more stringent during fiscal 2009.   The amendments also provide that the interest rate on the loans outstanding under the facilities will increase from LIBOR plus 3.50% to LIBOR plus 5.50%, with a minimum LIBOR rate of 3.25%, and fees on letters of credit outstanding under the facilities will increase from 3.75% to 5.75%.  As of February 3, 2008, the outstanding loan balance was $76.1 million and outstanding letters of credit were $20.3 million.  There were no amounts drawn under the revolving facility, which was reduced from $50 million to $30 million.

“Although it’s clear from our fourth quarter and year-end results that we have more work to do in order to produce the financial results we believe are possible, there were some successes in fiscal 2008,” said Jim Morgan, Chairman, President and Chief Executive Officer.  “Our international expansion continues to be a source of exciting growth, we are seeing encouraging initial results from Company factory stores that have been converted to satellite hot shops as part of our hub and spoke strategy, and Krispy Kreme’s entire menu now is zero grams trans fat per serving.  In addition, we remediated all material weaknesses in our internal control over financial reporting. ”

Morgan added, “Beyond the challenges we still face, we believe there are a multitude of opportunities, and we are committed to providing corporate performance that is in keeping with the iconic brand we represent.”

Many factors could adversely affect the Company’s business.  In particular, the Company is vulnerable to further increases in the cost of raw materials, which could adversely affect the Company’s operating results and cash flows.  In addition, several franchisees have been experiencing financial pressures which, in certain instances, became more exacerbated during fiscal 2008.  The Company has guaranteed certain obligations of franchisees in which it has an equity interest, and has recorded charges aggregating $3.4 million in fiscal 2007 and 2008 for estimated payments under such guarantees; these guarantees could result in additional charges in future periods.  Franchisees opened 88 stores and closed 26 stores in fiscal 2008.  Franchisees have contractual commitments to open over 170 additional stores after fiscal 2008; however, the Company believes franchisees also will close additional stores in the future, and the number of such closures may be significant.  Royalty revenues and most of KK Supply Chain revenues are directly correlated to sales by franchise stores and, accordingly, franchise store closures have an adverse effect on the Company’s revenues, results of operations and cash flows.

Systemwide sales, a non-GAAP financial measure, include sales by both Company and franchise stores.  The Company believes systemwide sales data are useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company.  The Company’s consolidated financial statements include sales by Company stores, sales to franchisees by the KK Supply Chain business segment and royalties and fees received from franchisees, but exclude sales by franchise stores to their customers.

Krispy Kreme management will host a conference call to review fourth quarter and fiscal 2008 annual results on April 17, 2008 at 4:30 p.m. (ET).  A live webcast of the conference call will be available at www.KrispyKreme.com/investorrelations.html and www.Streetevents.com.  An archived audio replay will be available shortly following the conference call.  To access the telephone replay dial 888-286-8010 and enter the passcode number 96358209.  International callers may access the replay by dialing 617-801-6888 and entering passcode 96358209. The audio replay will be available through April 24, 2008.  The conference call webcast will be archived and accessible for one month following the date of the conference call.

About Krispy Kreme
Krispy Kreme is a leading branded specialty retailer of premium quality sweet treats, including its signature hot Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Krispy Kreme is proud that for decades its Fundraising program has helped non-profit organizations raise millions of dollars in needed funds. Today, Krispy Kreme and its one-of-a-kind Hot Light can be found in approximately 449 locations around the world. Visit us at www.KrispyKreme.com.

###

Information contained in this press release, other than historical information, should be considered forward-looking.  Forward-looking statements are subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of pending governmental investigations, including by the Securities and Exchange Commission (the “SEC”) and the United States Attorney’s Office for the Southern District of New York; potential indemnification obligations and limitations of our director and officer liability insurance; the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our new domestic operating model and refranchising strategy; currency, economic, political and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with government regulations relating to food products and franchising; our relationships with wholesale customers; our ability to protect our trademarks; risks associated with our high levels of indebtedness; restrictions on our operations and compliance with covenants contained in our secured credit facilities; changes in customer preferences and perceptions; significant changes in our management; risks associated with competition; and other factors discussed in Krispy Kreme's Annual Report on Form 10-K for fiscal 2008 and other periodic reports filed with the SEC.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET

	Feb. 3, 2008	Jan. 28, 2007
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,735	$36,242
Receivables	22,991	26,769
Accounts and notes receivable — equity method franchisees	2,637	834
Inventories	19,987	21,006
Insurance recovery receivable	—	34,967
Deferred income taxes	83	—
Other current assets	5,647	12,000
Total current assets	76,080	131,818
Property and equipment	90,996	168,654
Investments in equity method franchisees	1,950	3,224
Goodwill and other intangible assets	23,856	28,934
Deferred income taxes	—	20
Other assets	9,469	16,842
Total assets	$202,351	$349,492

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1,557	$1,730
Accounts payable	5,712	7,874
Accrued litigation settlement	—	86,772
Deferred income taxes	—	20
Other accrued liabilities	35,949	38,474
Total current liabilities	43,218	134,870
Long-term debt, less current maturities	75,156	105,966
Deferred income taxes	83	—
Other long-term obligations	27,270	29,694
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock, no par value; 10,000 shares authorized; none issued and
Outstanding	—	—
Common stock, no par value; 300,000 shares authorized; 65,370 and 62,670 shares
issued and outstanding	355,615	310,942
Accumulated other comprehensive income	81	1,266
Accumulated deficit	(299,072)	(233,246)
Total shareholders’ equity	56,624	78,962
Total liabilities and shareholders’ equity	$202,351	$349,492

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	Feb. 3, 2008	Jan. 28, 2007	Feb. 3, 2008	Jan. 28, 2007

Revenues	$110,948	$112,188	$429,319	$461,195
Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown below)	96,775	99,054	380,014	389,379
General and administrative expenses	6,909	7,642	26,303	48,860
Depreciation and amortization expense	4,791	4,932	18,433	21,046
Impairment charges and lease termination costs	27,569	5,959	62,073	12,519
Settlement of litigation	—	15,972	(14,930)	15,972
Other operating (income) and expense, net	86	1,921	13	1,916
Operating (loss)	(25,182)	(23,292)	(42,587)	(28,497)
Interest income	198	459	1,422	1,627
Interest expense	(2,367)	(4,969)	(9,796)	(20,334)
Loss on extinguishment of debt	—	—	(9,622)	—
Equity in income (losses) of equity method franchisees	(238)	82	(933)	(842)
Other non-operating income and (expense), net	(2,948)	3,734	(3,211)	7,021
(Loss) before income taxes	(30,537)	(23,986)	(64,727)	(41,025)
Provision for income taxes	1,278	430	2,324	1,211
Net (loss)	$(31,815)	$(24,416)	$(67,051)	$(42,236)

(Loss) per common share:
Basic	$(.50)	$(.39)	$(1.05)	$(.68)

Diluted	$(.50)	$(.39)	$(1.05)	$(.68)

Weighted average shares outstanding	64,233	61,911	63,805	61,871

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
	Feb. 3,	Jan. 28,
	2008	2007
	(In thousands)
CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss)	$(67,051)	$(42,236)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,433	21,046
Deferred income taxes	889	(12)
Impairment charges	61,041	10,762
Settlement of litigation	(14,930)	15,972
Accrued rent expense	(663)	1,029
Loss on disposal of property and equipment	64	1,786
Gain on sale of interests in equity method franchisees	(260)	(7,308)
Share-based compensation	7,599	9,849
Provision for doubtful accounts	1,786	3,390
Amortization of deferred financing costs	6,041	2,925
Equity in losses of equity method franchisees	933	842
Other	991	407
Change in assets and liabilities:
Receivables	284	501
Inventories	1,058	2,558
Other current and non-current assets	2,105	6,850
Accounts payable and accrued liabilities	(7,550)	(9,054)
Other long-term obligations	(1,058)	2,801
Net cash provided by operating activities	9,712	22,108
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,509)	(4,005)
Proceeds from disposals of property and equipment	18,314	9,663
Investments in and advances to franchise investees	—	(818)
Recovery of investments in and advances to franchise investee	—	2,500
Sale of interests in equity method franchisee	300	9,591
Acquisition of stores from franchisee	—	(2,900)
Decrease in other assets	13	14
Net cash provided by investing activities	13,118	14,045
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of short-term debt	—	2,984
Repayment of short-term debt	—	(3,038)
Proceeds from issuance of long-term debt	110,000	—
Repayment of long-term debt	(141,733)	(14,936)
Deferred financing costs	(2,891)	(427)
Proceeds from exercise of stock options	292	—
Net change in book overdraft	—	(60)
Other	(93)	—
Net cash used for financing activities	(34,425)	(15,477)
Effect of exchange rate changes on cash	88	(1)
Cash balances of subsidiaries at date of deconsolidation	—	(1,413)
Net increase (decrease) in cash and cash equivalents	(11,507)	19,262
Cash and cash equivalents at beginning of year	36,242	16,980
Cash and cash equivalents at end of year	$24,735	$36,242
Supplemental schedule of non-cash investing and financing activities:
Assets acquired under capital leases	$750	$—

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

(Dollars in thousands)

	Three Months Ended		Year Ended
	Feb. 3, 2008	Jan. 28, 2007	Feb. 3, 2008	Jan. 28, 2007
Revenues:
Company Stores	$75,940	$79,186	$304,444	$326,199
Franchise	7,185	5,756	22,958	21,075
KK Supply Chain:
Total revenues	52,868	52,382	203,283	219,991
Less- intersegment sales elimination	(25,045)	(25,136)	(101,366)	(106,070)
External KK Supply Chain revenues	27,823	27,246	101,917	113,921
Total revenues	$110,948	$112,188	$429,319	$461,195
Operating income (loss):
Company Stores	$895	$(2,158)	$(6,292)	$1,721
Franchise	4,320	3,788	14,317	16,354
KK Supply Chain	4,402	5,065	24,083	32,311
Unallocated general and administrative expenses	(7,230)	(8,056)	(27,552)	(50,392)
Impairment charges and lease termination costs	(27,569)	(5,959)	(62,073)	(12,519)
Settlement of litigation	—	(15,972)	14,930	(15,972)
Total operating (loss)	$(25,182)	$(23,292)	$(42,587)	$(28,497)
Depreciation and amortization expense:
Company Stores	$2,540	$3,720	$11,558	$15,979
Franchise	22	24	92	119
KK Supply Chain	1,915	856	5,586	3,469
Corporate administration	314	332	1,197	1,479
Total depreciation and amortization expense	$4,791	$4,932	$18,433	$21,046

KRISPY KREME DOUGHNUTS, INC.

Store Count

	NUMBER OF STORES
	FACTORY	SATELLITE	TOTAL
Three months ended February 3, 2008:
OCTOBER 28, 2007	290	133	423
Opened	13	19	32
Closed	(5)	(1)	(6)
Converted to satellites	(3)	3	—
FEBRUARY 3, 2008	295	154	449

Year ended February 3, 2008:
JANUARY 28, 2007	296	99	395
Opened	33	56	89
Closed	(27)	(8)	(35)
Converted to satellites	(7)	7	—
FEBRUARY 3, 2008	295	154	449

RISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS(1)

(Dollars in thousands)

	Three Months Ended		Year Ended
	Feb. 3, 2008	Jan. 28, 2007	Feb. 3, 2008	Jan. 28, 2007

Year over year percentage change in systemwide sales (2)	2.3%	(6.4)%	(0.9)%	(11.9)%

Average weekly sales per factory store (3):
Company	$54.3	$55.6	$54.7	$54.6
Systemwide	$53.6	$50.7	$51.8	$49.6

Factory store operating weeks (4):
Company	1,286	1,417	5,448	5,905
Systemwide	3,671	3,792	14,936	15,742

Average weekly sales per store (5):
Company	$51.9	$54.1	$53.0	$52.9
Systemwide	$35.8	$39.5	$37.2	$39.5

Store operating weeks (6):
Company	1,347	1,456	5,626	6,092
Systemwide	5,487	4,869	20,797	19,767

On-premises sales (7):
Company change in same store sales	1.6%		0.0%
Systemwide change in same store sales	(4.7)%		(3.8)%

Company off-premises sales (8):
Change in average weekly number of doors	1.9%		(1.1)%
Change in average weekly sales per door	(7.7)%		(6.4)%

(1)
The Company’s fiscal year ends on the Sunday closest to January 31, which periodically results in a 53-week year.  Fiscal 2008 contained 53 weeks.  To enhance comparability, amounts in the table set forth above for selected operating statistics for fiscal 2008 have been computed based upon the 52-week period ended January 27, 2008.

(2)
Systemwide sales, a non-GAAP financial measure, include the sales by both Company and franchise stores.  The Company believes systemwide sales data is useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company.

(3)	Represents, on a Company and systemwide basis, total sales of all stores divided by the number of operating weeks for factory stores.
(4)	Represents, on a Company and systemwide basis, the aggregate number of operating weeks for factory stores.
(5)	Represents, on a Company and systemwide basis, total sales of all stores divided by the number of operating weeks for both factory and satellite stores.
(6)	Represents, on a Company and systemwide basis, the aggregate number of operating weeks for both factory and satellite stores.
(7)
The change in “same store sales” represents, on a Company and systemwide basis, the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 56 consecutive weeks during the current year period (but only to the extent such sales occurred in the 57th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period.  Once a store has been open for at least 57 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods.  In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation.

(8)
For Company off-premises sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.